To the Board of Directors and Stockholders of THE SAINT JAMES COMPANY

We have audited the accompanying balance sheets of The Saint James Company, (a corporation) at December 31, 1998; March 31, 1999; June 30, 1999, and the related statements of income, retained earnings, and cash flows for the one year, three months, and six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Saint James Company at December 31, 1998, March 31, 1999, June 30, 1999, and the results of its operation and its cash flows for the one year and three months and six months then ended in conformity with generally accepted accounting principles.


/s/  Barry L. Friedman
----------------------
     Barry L. Friedman
     Las Vega, Nevada
     July 19, 1999